DECLARATION OF TRUST

KNOW ALL PERSONS BY THESE PRESENTS that Multi Metal Mining Corp. hereby declares that the undivided 100% interest and title in the Rose Lode Claim, more fully described in the appendix (Certificates of Lode Mining Claims), is held in trust for Rose Explorations Inc., or a nominee or nominees in writing (the "Beneficiary") and other than that of a bare trustee and that any distribution whether income or capital and whether in cash or otherwise, and any rights in respect to the said property including, without restricting the generality of the foregoing, pre-emptive rights, if any, as well as any proceeds arising from the sale thereof, do not in any manner belong to Multi Metal Mining Corp. but is the property of the Beneficiary and Multi Metal Mining Corp. hereby waives any such pre-emptive rights in favor of the Beneficiary.

The Beneficiary hereby irrevocably directs and requests Multi Metal Mining Corp. to make any distribution whether of income or capital and whether in cash or otherwise in respect of the said property directly to the Beneficiary or a nominee or nominees in writing as and when the same shall so demand.

Dated this 21st day of February 2006 at Vancouver, British Columbia, Canada.

Multi Metal Mining Corp.
by /s/ Larry Sostad
Authorized Signatory

Assayers Canada
8282 Sherbrooke St.
Vancouver, B.C.
V5X 4R6
Tel: (604) 327-3436
Fax: (604) 327-3423

Quality Assaying for over 25 Years

Geochemical Analysis Certificate

5V-1176-RG1

Dec-12-05

Company: **Diamond S Holdings Ltd.**
Project: Rose Prospect
Attn: Larry Sostad

We *hereby certify* the following geochemical analysis of 1 rock sample submitted Dec-05-05

Sample Name	Cu %
Rose I	1.27
*KC-1a	0.627
*BLANK	<0.001